Exhibit 10(e)(23)

AMENDMENT NO. 2

TO THE

XEROX CORPORATION

2004 PERFORMANCE INCENTIVE PLAN

DECEMBER 2007 AMENDMENT AND RESTATEMENT

WITNESSETH:

WHEREAS, Xerox Corporation (the “Company”) has established the Xerox Corporation 2004 Performance Incentive Plan, December 2007 Amendment and Restatement (the “Plan”), and

WHEREAS the Company desires to amend the Plan,

NOW, THEREFORE, the Plan is amended as follows:

(1) The first sentence of Section 23 (relating to “Certain Provisions Applicable to Awards to Covered Employees”) is amended to read in its entirety as follows:

“Performance-based awards made to Covered Employees shall be made by the Committee within the time period required under Section 162(m) for the establishment of performance goals and shall specify, among other things, the performance period(s) for such award, the performance criteria and the performance targets.”

(2) Section 7(e)(iii) is amended to read in its entirety as follows:

“(iii) Cash Awards under this Section 7(e) to any single Covered Employee, including dividend equivalents in cash or shares of Common Stock payable based upon attainment of specific performance goals, may not exceed in the aggregate $10,000,000 in the case of the Chief Executive Officer and $5,000,000 in the case of any other participant, with respect to any calendar year.

This Amendment is effective for awards granted on or after January 1, 2009. In all other respects, the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed as of this 16th day of February, 2009.

XEROX CORPORATION

By	/s/ Patricia M. Nazemetz
Vice President